EXHIBIT 99

     For additional information, please contact:  Mr. Charles R. Ofner
                                                  (713) 496-5000

       March 22, 1994,      Houston, Texas...     Reading & Bates
     Corporation (RB-NYSE) announced today that as a member of the "Atlantic Frontier Alliance" the Company has been invited by BP Exploration on behalf of it and co-venturer Shell (UK) Limited to tender for the development of the Foinaven discovery in Block 204 of the U.K. sector of the Atlantic Ocean west of the Shetland Islands. The Atlantic Frontier Alliance, whose other members are Brown & Root, Single Buoy Moorings and FMC, is one of three alliances chosen to submit tenders, in the form of paid engineering studies, for fast track field development utilizing floating production technology. The successful alliance will provide one or more floating production vessels, and the project scope is also expected to include topside process equipment, subsea equipment, and production offloading systems. BP is expected to award a pre-sanction contract for the project to one of the three alliances in June 1994.

          Reading & Bates Chairman and CEO Paul B. Loyd, Jr. commented as follows on this tender invitation: "Reading & Bates is most pleased to have the opportunity to participate in the Atlantic Frontier Alliance and to have the expertise of the alliance and its members recognized by BP for this major U.K. Continental Shelf project. We believe the strengths of the alliance members will result in a competitive tender for this project. We are particularly pleased with the excellent relationship we have established with this first important project undertaken in a joint venture with Brown & Root, and the venture will continue to seek future floating production projects in the North Sea and elsewhere. Without serious question, if Reading & Bates and the other members of our alliance are chosen by BP for this field development, we would expect the project to be material both to Reading & Bates' future results of operations as well as to our efforts to diversify into the business of floating production contracting. There can be no assurance at this time, however, that our alliance will be selected by BP."

          Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.